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                                                                   EXHIBIT 2.18

                          MASTER AMENDMENT AND CONSENT

        THIS MASTER AMENDMENT AND CONSENT (this "Amendment") is entered into and effective as of June 2, 2001 by and among Tality, LP, a Delaware limited partnership (the "Partnership"), Tality Transition Corporation, a Delaware corporation ("Tality"), Tality Corporation, a Delaware corporation ("New Tality"), Cadence Design Systems, Inc. ("Cadence") and Cadence Holdings, Inc. ("Holdings"). Capitalized terms used herein and not defined elsewhere herein shall have the meanings ascribed to them in the Amended and Restated Master Separation Agreement.

        WHEREAS, New Tality is acquiring certain assets and liabilities from Partnership, including rights pursuant to agreements to which Partnership is a party as reflected in that certain Assignment and Assumption Agreement dated as of the date hereof (the "Transactions"); and

        WHEREAS, the parties hereto desire to amend certain agreements for the purpose of making New Tality a party to such agreements subject to the terms and conditions thereof, and to consent to the Transactions.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

        Section 1 Separation/Intercompany Agreements. The parties hereby amend the following agreements dated as of October 4, 2000 by and among Cadence, Cadence Holdings, Inc., the Partnership, and Tality Corporation (except items
(viii) and (xii), to which the parties were Cadence and the Partnership), as amended, such that New Tality shall be added as a party to such agreements, with the effect that New Tality shall have such rights and obligations as those pertaining to Tality, LP as such rights and obligations relate to the operation of the U.S. business and the ownership of the assets and liabilities of the Partnership related to such business:

               (i) Amended and Restated Master Separation Agreement (the "Separation Agreement");

               (ii)   General Assignment and Assumption Agreement;

               (iii)  Real Estate Matters Agreement;

               (iv)   Master Confidentiality Agreement;

               (v)    Indemnity and Insurance Matters Agreement;

               (vi)   Master Intellectual Property Agreement;

               (vii)  Employee Matters Agreement;

               (viii) Loaned Employee Agreement;

               (ix)   Master Corporate Services Agreement;



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               (x)    Joint Sales Agreement;

               (xi)   Joint Technology Development and Support Agreement; and

               (xii)  EDA Tools Agreement.

        Section 2 Consent to Transactions, Cooperation. Cadence, Tality, and Holdings hereby consent to the Transactions as contemplated in the Assignment and Assumption Agreement. In furtherance of the Transactions, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter as necessary, the parties, as applicable, shall deliver, and shall cause their respective subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment contemplated by the Transactions.

        Section 3 Incorporation by Reference. Sections 4.4 and 4.7 and all of the provisions of Article V of the Separation Agreement (except for Sections
5.13 and 5.15 thereof) are incorporated into and made a part of this Agreement, as if fully set forth herein.



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        WHEREFORE, the parties have executed and delivered this Amendment and
Consent effective as of the date first set forth above.

CADENCE DESIGN SYSTEMS, INC.             CADENCE HOLDINGS, INC.

By:    R. L. Smith McKeithen             By:    R. L. Smith McKeithen
Name:  R. L. Smith McKeithen             Name:  R. L. Smith McKeithen
Title: Senior Vice President and         Title: Secretary
       General Counsel

TALITY CORPORATION                       TALITY, LP

By:    /s/ Robert P. Wiederhold          By: TALITY TRANSITION CORPORATION,
Name:  Robert P. Wiederhold                  AS GENERAL PARTNER
Title: President and Chief Executive         By:    /s/ Duane W. Bell
       Officer                               Name:  Duane W. Bell
                                             Title: Senior Vice President,
                                                    Chief Financial Officer

TALITY TRANSITION CORPORATION

By:    /s/Robert P. Wiederhold
Name:  Robert P. Wiederhold
Title: President and Chief Executive Officer